EXHIBIT 99.2

                        [LETTERHEAD OF ERNST & YOUNG LLP]

                        REPORT OF INDEPENDENT ACCOUNTANTS

Mr. Andrew D. Woodward
President
BankAmerica Mortgage, a Division of Bank of America, FSB

We have examined management's assertion, included in the accompanying report titled Report of Management, that Bank of America FSB (the Company) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers
(USAP) during the year ended December 31, 1998. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion, that the Company complied with the aforementioned requirements during the year ended December 31, 1998, is fairly stated, in all material respects.

/s/ Ernst & Young LLP

January 29, 1999

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                   [LETTERHEAD OF BANK OF AMERICA CORPORATION]

                              REPORT OF MANAGEMENT

We, as members of management of Bank of America, FSB (the Company), are responsible for complying with the minimum servicing standards as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Company's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 1998 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 1998, the Company complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of December 31, 1998, the Company had in effect a fidelity bond and errors and omissions policy in the amount of $249.9 million and $250.0 million, respectively.


/s/ Andrew D. Woodward, Jr.              /s/ Denise C. Sawyer
---------------------------              --------------------
Andrew D. Woodward, Jr.                  Denise C. Sawyer
President                                Executive Vice President and
BankAmerica Mortgage, a Division           Chief Financial Officer
   of Bank of America NT&SA              BankAmerica Mortgage, a
                                         Division
                                            of Bank of America NT&SA


/s/ Gary K. Bettin                       /s/ Donald J. Atkins
------------------                       --------------------
Gary K. Bettin                           Donald J. Atkins
Senior Vice President and                Executive Vice President and
   Director of Operations                   Servicing Director
BankAmerica Mortgage, a Division         BankAmerica Mortgage, a
  of Bank of America NT&SA               Division
                                            of Bank of America, FSB


/s/ Brian D. Shea
-----------------
Brian D. Shea
Senior Vice President and
   Servicing Manager
BankAmerica Mortgage, a Division
   of Bank of America, FSB